                            STOCK PURCHASE AGREEMENT
                            ------------------------


         STOCK PURCHASE AGREEMENT (this "Agreement"), entered into as of the 7th day of May, 1999, by and between COMPASS PLASTICS & TECHNOLOGIES, INC., a Delaware corporation having offices at 15730 South Figueroa Street, Gardena, California 90248 (the "Stockholder"), and DANIEL P. FLAMEN and TIMOTHY E. HOWARD, having offices at 485 Ramona Street, Palo Alto, California 94301 ("Purchasers").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Stockholder is the record and beneficial owner of all of the issued and outstanding shares of the capital stock of M.O.S. Plastics, Inc., a California corporation (the "Company"), which is engaged primarily in the business of manufacturing, marketing, distributing and selling injection-molded plastic products, tooling and related goods and services (the "Business"); and

         WHEREAS, the Stockholder desires to sell to Purchasers all, and not less than all, of the outstanding shares of capital stock of the Company and the business of the Company as a going concern, and to consummate the other transactions contemplated by this Agreement, all upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Purchasers desire to purchase from the Stockholder all, and not less than all, of the outstanding shares of capital stock of the Company, and to consummate the other transactions contemplated by this Agreement, all upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

         1. SALE AND PURCHASE OF THE STOCK.
         ----------------------------------

                  1.1 Sale and Purchase. Effective as of the date hereof (the "Closing Date") and in accordance with the provisions of this Agreement, Purchasers hereby purchase from the Stockholder all, and not less than all, of the outstanding shares of the capital stock of the Company, consisting of an aggregate of 250 shares of common stock of the Company (the "Stock"); and the Stockholder hereby sells to Purchasers all, and not less than all, of the Stock, against receipt by the Stockholder of the Consideration set forth in Section 2 below.

                  1.2 Stock Certificates. Concurrently herewith, the Stockholder is delivering to Purchasers, against receipt of the Consideration described in
Section 2 below, the certificate(s) representing all of the shares of the Stock, duly endorsed for transfer, or accompanied by duly executed stock powers, in a form acceptable to Purchasers.

         2. CONSIDERATION FOR THE STOCK.
         -------------------------------

                  2.1 Consideration. In consideration for the delivery and transfer to Purchasers of all of the issued and outstanding shares of the Stock of the Company, Purchasers shall pay the Stockholder the consideration of Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000) (the "Consideration"), payable and subject to adjustment as specified in Sections 2.2 and 2.3 below.

                  2.2  Closing Payment.

                           (a) Concurrently herewith, the Purchasers are paying
to the Stockholder in cash by wire transfer of immediately available funds to an account designated by the Stockholder, an amount (the "Closing Consideration") which shall be equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) minus the sum of (i) the Tax Liabilities (as hereinafter defined), (ii) the Employee Bonus Payments (as hereinafter defined), (iii) the Lease Obligations (as hereinafter defined).

                           (b) Attached hereto as Exhibit "A" is a calculation
mutually agreed by Purchasers and Stockholder as of a date no earlier than three
(3) business days prior to the Closing Date evidencing (i) the outstanding amount of the tax liabilities of Company to the California Franchise Tax Board as of the Closing Date in the amount of $221,121.06 (the "California Tax Liabilities"), (ii) the aggregate amount as of the Closing Date of all bonus payments owing to employees of Company listed on Schedule 3.18 hereto (the "Employee Bonus Payments"), and (iii) the aggregate amount as of the Closing Date of all Capitalized Lease/Note Payable Obligations set forth on Schedule 3.16(e) hereto (the "Lease Obligations"). Not later than thirty (30) days following the Closing Date, the Purchasers shall cause the Company to pay in full the California Tax Liabilities and the Employee Bonus Payments.

                  2.3 Escrow. As security for Stockholder's covenants and obligations hereunder, including without limitation under Section 7 hereof but without limitation of Stockholder's liability hereunder, Purchasers on behalf of Stockholder are concurrently herewith depositing into an interest bearing attorneys bank escrow account at Santa Monica Bank ("Escrow Bank Account") pursuant to an Escrow Agreement in the form attached hereto as Exhibit "B" with Stern, Neubauer, Greenwald & Pauly, A Professional Corporation ("Escrowholder"), the sum of Two Hundred Fifty Thousand Dollars ($250,000) of the Consideration payable under Section 2.1 ("Holdback Escrow"). In consideration of the foregoing, Stockholder hereby grants Purchasers a security interest in the Escrow Bank Account in order to secure Stockholder's covenants and obligation hereunder, including without limitation under Section 7 hereof. The Holdback Escrow shall terminate on December 31, 1999, except to the extent that all or any portion of the monies held thereunder are subject to claims that have not been resolved as of such date.

         3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.
         -----------------------------------------------------

                  The Stockholder hereby represents and warrants to Purchasers as follows:

                  3.1 Title to the Stock. The Stockholder has good, valid and marketable title to all of the Stock, which consists of 250 shares of common stock of the Company, all of which has been duly authorized and validly issued and is fully paid and non-assessable, and is owned beneficially and of record by the Stockholder, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except for any restrictions which may be created by operation of state or federal securities laws. No person other than the Stockholder has any claim or interest in or to any of the Stock.

                  3.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Stockholder have been duly and validly authorized by the Board of Directors and, if required, shareholders of Stockholder; and Stockholder has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Stockholder to consummate the transactions contemplated hereby.

                  3.3 Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

                  3.4 Organization, Good Standing and Qualification. The
Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (b) has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties; and (c) is qualified to do business as a foreign corporation in each foreign jurisdiction listed on Schedule 3.4; being the only jurisdictions where such qualification is required by law and where the failure to be so qualified would have a material adverse effect on the assets, business or financial condition of the Company. True and complete copies of the Articles of Incorporation and By-Laws of the Company (including all amendments thereto), and a correct and complete list of the officers and directors of the Company, are annexed hereto as Schedule 3.4.

                  3.5 Capital Structure Stock Ownership.

                           (a) The authorized capital stock of the Company is as
set forth in its Articles of Incorporation contained in Schedule 3.4, and the Stock constitutes all of the issued and outstanding capital stock of the Company.

                           (b) There are no outstanding subscriptions, options,
rights, warrants, convertible securities or other agreements or calls, demands or commitments obligating the Company to issue, transfer or purchase any shares of its capital stock or any rights to any shares of capital stock, or obligating the Stockholder to transfer any of the Stock. No shares of capital stock of the Company are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase or acquire capital stock.

                  3.6 Subsidiaries and Investments. The Company does not (a) own, directly or indirectly, any stock or other equity securities of any corporation or entity, or (b) have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Company.



                  3.7 Financial Statements and Financial Information; Working Capital.

                           (a) Annexed hereto as Schedule 3.7(a) are true,
correct and complete copies of:

                                    (i) The audited balance sheets of the
Company as of December 31, 1997, and the related statements of income, shareholders' equity and cash flows of the Company for the year then ended and the internal consolidating balance sheet of the Company as of October 25, 1998 and related statements of income, shareholders equity and cash flow for the period then ended, prepared in connection with Stockholder's unaudited consolidated financial statements for such period (collectively, the "Historical Financial Statements"); and

                                    (ii) The balance sheet of the Company as of
March 21, 1999 (the "Most Recent Balance Sheet") and the related statement of income of the Company for the five (5) months then ended (the "Interim Financial Statements").

                           (b) The Historical Financial Statements: (i) were
prepared in accordance with generally accepted accounting principles consistently applied subject, in the case of the October 25, 1998 financial statements, to the absence of certain footnote disclosures which would otherwise be required by generally accepted accounting principles; (ii) fairly present in all material respects the Company's financial condition as at the dates thereof, and the results of its operations for the fiscal years (or portion thereof) then ended; (iii) contain and reflect all necessary material adjustments and accruals for a fair presentation of the financial condition and the results of operations as of the dates of and for the fiscal years covered by such Historical Financial Statements; and (iv) make full and adequate provision, subject to and in accordance with generally accepted accounting principles, for the various assets and liabilities of the Company, fixed or contingent, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein.

                           (c) Subject only to the absence of full footnote
disclosures and to year-end audit adjustments which would not, individually or in the aggregate, be material, the Interim Financial Statements: (i) were derived from the books and records of the Company, which accurately and consistently reflect all transactions to which the Company was and is a party;
(ii) were prepared in accordance with generally accepted accounting principles, policies and practices of the Company consistently applied; (iii) fairly present in all material respects the Company's financial condition as at March 21, 1999 and the results of its operations for the five (5) months then ended; and (iv) make full and adequate provision, subject to and in accordance with generally accepted accounting principles, for the various assets and liabilities of the Company, fixed or contingent, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein. The Company has no liabilities or obligations, contingent or otherwise (including, without limitation, any tax liabilities or accruals), except as expressly set forth in the Interim Financial Statements and/or otherwise in the Schedules to this Agreement, or arising in the normal course of the Company's business since March 21, 1999.

                           (d) Schedule 3.7(d) annexed hereto contains a true
and complete list of the outstanding principal balance of, approximate accrued interest on, and all collateral security for, all Debt of the Company as of the Most Recent Balance Sheet, including but not limited to any such Debt owed by the Company to the Stockholder and/or any of the Stockholder's "Affiliates" (as such term is hereinafter defined). Wherever used in this Agreement, the term "Affiliates" or "Affiliate" means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

                           (e) Schedule 3.7(e) annexed hereto contains: (i) true
and complete aging schedules of the accounts receivable and accounts payable of the Company as of May 5, 1999; (ii) a true and complete list of all obligations (other than obligations disclosed in Schedule 3.7(d))of the Company to the Stockholder and/or any of the Stockholder's Affiliates on the date hereof; (iii) a true and complete list of all obligations of the Company guaranteed by the Stockholder on the date hereof, and the terms of such guaranties; and (iv) a true and complete list reflecting the nature and amount of all obligations owed to the Company on the date hereof by the Stockholder and/or any of the Stockholder's Affiliates.

                           (f) For purposes of the provisions of this Agreement,
the working capital of the Company shall be the excess of those specified assets over those specified liabilities of Company which are set forth and described on Exhibit "C" annexed hereto (the "Working Capital"). As of the Closing Date, the Working Capital shall be not less than $2,350,000.

                  3.8 No Material Changes.

                           (a) Since October 25, 1998, the Company has not made
any payments or distributions of cash or other property of any kind, other than
(i) normal operating expenses, (ii) scheduled amortization payments on existing Debt.

                           (b) Except as set forth on Schedule 3.8 or Schedule
3.7(e) annexed hereto, since October 25, 1998, the Business of the Company has continued to be operated only in the ordinary course, and there has not been:

                                    (i) Any material adverse change in the
financial condition, operations or business of the Company, or any material transaction or commitment effected or entered into outside of the normal course of the Company's business;

                                    (ii) Any damage, destruction or loss,
whether covered by insurance or not, materially and adversely affecting the business, operations, assets, properties, financial condition or prospects of the Company; or

                                    (iii) Any declaration, setting aside or
payment of any dividend or other distribution with respect to the Stock, any other payment of any kind by the Company to the Stockholder or any of the Stockholder's Affiliates, any forgiveness of any debt or obligation owed to the Company by the Stockholder or any of the Stockholder's Affiliates, or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company.

                  3.9 Tax Returns and Tax Audits.

                           (a) From January 1, 1995, through February 28, 1998,
the Company elected to be taxed as an electing small business (Subchapter S) corporation under the provisions of Section 1371 et. seq. of the Internal Revenue Code of 1986, as amended (the "Code"). Commencing on March 2, 1998, Company became a member of the Stockholder consolidated group.

                           (b) Except for the California Tax Liabilities or as
otherwise set forth on Schedule 3.9 hereof, all federal, state and local tax returns and tax reports required to be filed by the Company, or by Stockholder with respect to the Company on or before the date hereof, have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; all such returns were complete and correct in all material respects; all federal, state and local income, franchise, sales, use, property, excise, payroll and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Company as of the date hereof have been fully paid, and appropriate accruals have been made on the Company's books for taxes not yet due and payable; all taxes and other assessments and levies which the Company is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable; and there are no outstanding pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Company. Stockholders consolidated federal and state tax returns for the year ended October 25, 1998, as filed with the applicable governmental agencies are attached to Schedule 3.9 hereof.

                           (c) Neither the Company nor the Stockholder has
received notice of any pending audits with respect to any federal, state or local tax returns of the Company, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Company.

                  3.10 Personal Property: Liens. The Company has and owns good and marketable title to all of its personal property and assets, including without limitation, all such property and assets reflected on the Most Recent Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet), free and clear of all liens, pledges, claims, security interests and encumbrances whatsoever, except for: (a) liens securing the Debt, pursuant to the security agreements listed in Schedule 3.10 annexed hereto, which liens are being released concurrently herewith; (b) liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; and (c) other liens, pledges, claims, security interests, encumbrances, mortgages, conditions or restrictions which are not, individually or in the aggregate, material in character or amount and do not interfere with the use made or presently proposed to be made of any such property (collectively, "Permitted Liens"). All material items of machinery, equipment, vehicles and other fixed assets owned or leased by the Company are listed in Schedule 3.10 annexed hereto (with specific indication of those assets which are owned and those assets which are leased), and, except as and to the extent disclosed in
Schedule 3.10, all of such fixed assets are in good operating condition and repair (reasonable wear and tear excepted) and are adequate and sufficient for their use in the Company's business as presently conducted.

                  3.11 Real Property.

                           (a) The Company does not own or have any interest of
any kind (whether ownership, lease or otherwise) in any real property, except to the extent of the Company's interest as lessee under the leases for the Company's business premises located at 2308 Zanker Road, San Jose, California and at 326 Charcot Avenue, San Jose, California (collectively, the "Company Facilities"). True and complete copies of the lease agreements in respect of the Company Facilities (including all amendments thereto) are annexed hereto as
Schedule 3.11 (collectively, the "Leases"). The Company is not a sublessor with respect to any real property.

                           (b) The Company (and, to the best of the
Stockholder's knowledge, each landlord thereunder) is presently in compliance with all of their respective obligations under the Leases, and the Company Facilities are in good condition (reasonable wear and tear excepted), and are adequate and sufficient for the operation of the Company's business as presently conducted. No consent of the landlord under either Lease will be required in order for the Leases to remain in effect in accordance with their current terms, after giving effect to the sale and transfer of the Stock pursuant to this Agreement.

                           (c) The Company's use of the Company Facilities does
not violate any applicable building, zoning or other law, ordinance or regulation affecting such real property, and no covenants, easements, rights of way or other such conditions of record impair the Company's use of the Company Facilities.

                           (d) All of the buildings, fixtures and other
improvements located on or at the Company Facilities are accessible by public roads, and during the two (2) year period prior to the date hereof, the Company has not experienced any material interruption in the delivery of adequate quantities of any utilities or other public services required by the Company in the normal operation of the Business.

                  3.12 Accounts Receivable.

                           (a) To the extent not already collected, all accounts
receivable shown on the Most Recent Balance Sheet, and all accounts receivable thereafter created or acquired by the Company prior to the date hereof (the "Accounts"), have arisen or will arise in the ordinary course of the Company's business, and, to the extent not already collected, represent and will represent amounts owed to the Company by unaffiliated third party account debtors in respect of goods, products or services provided to such account debtors by the Company, collectible in full within ninety (90) days (subject to any reserve for uncollectible accounts set forth in the Most Recent Balance Sheet).

                           (b) There are no asserted counterclaims or set-offs
in respect of any of such Accounts, or any state of facts, events or occurrences which would impair the collection of such Accounts in the ordinary course of business.

                  3.13 Inventories. Except as otherwise disclosed on Schedule
3.13 annexed hereto, all items of raw materials, work-in-process and finished goods inventories which are owned by the Company and reflected in the Most Recent Balance Sheet have been valued at the lower of cost or market, based on the first-in-first-out method of accounting, and all items of obsolete or slow-moving inventory have been written down to net realizable or scrap value. Except as otherwise disclosed in Schedule 3.13, all inventories of the Company, in the aggregate, consist of items which are of a quality and quantity which are useable in the ordinary course of the Company's business. The Stockholder is not aware of any government or governmental agency approvals required to be obtained in respect of such inventories, all of such inventories have been manufactured in accordance with and comply in all material respects with all applicable laws and regulations.

                  3.14 Insurance Policies. Schedule 3.14 annexed hereto contains a true and correct schedule of all insurance coverage held by the Company concerning its business and properties, including the names of insurers, policy limits and deductibles. The types and levels of such insurance coverages are reasonable and customary for businesses of comparable type, size and location.

                  3.15 Permits and Licenses. The Company possesses all required permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over the Company, necessary in order to operate its Business in the manner presently conducted, except for such permits and licenses the failure to obtain which would not have a material adverse affect on the business or financial condition of the Company. All of the Company's permits, licenses and/or franchises are valid, current and in full force and effect and none of such permits, licenses or franchises will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the consummation of the transactions contemplated by this Agreement.

                  3.16 Contracts and Commitments.

                           (a) Schedule 3.16 (a) annexed hereto lists all real
property leases, personal property leases, commitments, loan agreements, indentures, employment, consulting and shareholder agreements, insurance policies and all other contracts and agreements to which the Company is a party and which are material to its business, except that Schedule 3.16(a) need not list any such contract or agreement that is listed on any other Schedule hereto, or was entered into in the ordinary course of the business of the Company and that, in any case: (i) is for the purchase of supplies or other inventory items in the ordinary course of business; (ii) is related to the purchase or lease of any capital asset involving aggregate payments of less than $10,000 per annum; or (iii) may be terminated without penalty, premium or liability by the Company on not more than thirty (30) days' prior written notice. The contracts listed on Schedules 3.10, 3.11, 3.12, 3.16 and 3.18 are referred to herein as "Material Contracts".

                           (b) (i) all Material Contracts are in full force and
effect; (ii) the Company has not received any notice that any Material Contract is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by any party under any such contract, lease, agreement or commitment; and (iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the consummation of the transactions contemplated by this Agreement.

                           (c) No purchase commitment by the Company is in
excess of the normal, ordinary and usual requirements of the Business of the Company.

                           (d) Except for powers of attorney granted to customs
brokers in the ordinary course of business, there is no outstanding power of attorney granted by the Company to any person, firm or corporation for any purpose whatsoever.

                           (e) Schedule 3.16(e) lists each capital lease and
note payable of Company and the obligations under each such lease and note payable as of the Closing Date for the remainder of the term of each such lease (the "Capitalized Lease/Note Payable Obligations").

                  3.17 Customers and Suppliers. Schedule 3.17 annexed hereto sets forth a list of the names and addresses of those customers and suppliers who accounted for 5% or more of the Company's net sales and 5% or more of the Company's net purchases of inventories and materials for the fiscal year ended October 25, 1998, and the dollar amount of net sales and purchases applicable to each such material customer and supplier. The Company has not received any notice of any existing, announced or anticipated changes in the policies of any material customer, supplier or referral source which will materially adversely affect the Business presently being conducted by the Company.

                  3.18 Labor. Benefit and Employment Agreements. Except as set forth in Schedule 3.18 annexed hereto:

                           (a) the Company is not a party to (i) any collective
bargaining agreement or other written agreement covering unionized employees,
(ii) any bonus, deferred compensation, stock option, stock purchase, consulting, retirement, severance, welfare or incentive plan, pension plan, profit sharing plan, retirement, or other such benefit plan constituting an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (collectively, an "Employee Plans"), or (iii) any written agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s) which is not terminable without penalty by the Company on not more than thirty (30) days' prior written notice. Schedule
3.18 sets forth the amount of all compensation or remuneration (including any discretionary bonuses), whether in cash, stock or otherwise, paid or to be paid by the Company for the 1998 and 1999 calendar years to employees or consultants who presently receive aggregate compensation or remuneration at an annual rate in excess of $75,000 as well as all unpaid bonuses to employees as of the Closing Date.

                           (b) no union is now certified or has claimed in
writing the right to be certified as a collective bargaining agent to represent any employees of the Company, and there are no organizational activities or labor disputes existing or, to the best of the Stockholder's knowledge, threatened, involving organizational activities, picketing, strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company.

                           (c) neither the Company nor the Stockholder has
received notice of any unfair labor practice charges or petitions for election filed, pending or being litigated before the National Labor Relations Board or any State labor relations board. The Company has not received any notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

                           (d) the Company (i) is not a party to any
"multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and (ii) the Company has not, at any time on or after April 29, 1980, suffered or caused any "complete withdrawal" or "partial withdrawal" (as those terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on its part.

                           (e) with respect to any and all Employee Plans which
the Company may previously have maintained or sponsored, such Employee Plans were administered in compliance in all material respects with all applicable statutes, rules and regulations.

                           (f) except for the group medical insurance programs
and any other medical insurance listed in Schedule 3.18, the Company does not maintain any medical, health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by statute or governmental regulation, the Company does not have any liability, fixed or contingent, for health or medical benefits to any former employee.

                  3.19 No Breach of Statute, Decree or Other Instrument. Neither the execution and delivery of this Agreement by the Stockholder, nor the performance of or compliance with the terms and provisions of this Agreement on the part of the Company and/or the Stockholder (a) violates or conflicts with any term of the Articles of Incorporation or By-Laws of the Company, or (b) constitutes a breach or violation of any statute, law, rule or regulation of any governmental authority affecting the Company, results in a breach of, or constitutes a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree or Material Contract to which the Company or the Stockholder is a party or by which the Company or the Stockholder is bound. No consent, authorization or approval of or filing with any governmental authority or agency, or any third party, is required on the part of the Company or the Stockholder in connection with the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.19, the Company is not required, whether by law, regulation or administrative practice, to reapply for or refile to obtain any of the material licenses, permits or other authorizations presently held by the Company and required for the operation of its Business as conducted on the date hereof.

                  3.20 Compliance with Laws. The representations and warranties contained in this Section 3.20 relate to matters other than "Environmental Laws," which are covered by Section 3.25 below.

                           (a) The Company is, and has been at all times during
the three (3) year period prior to the date hereof, in compliance, in all respects, with all domestic, foreign, federal, state, local and municipal laws and ordinances and governmental rules and regulations, and all requirements of insurance carriers, applicable to its business, affairs, properties or assets.

                           (b) The Company has not received any notice of
default or violation, nor is the Company in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets. The Company has not received any written notice of or been charged with, and is not, to the best of the Stockholder's knowledge, under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets.

                  3.21 Litigation. Except as set forth on Schedule 3.21, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of the Stockholder, threatened, by or against the Company or any of its assets or properties. The Stockholder is not aware of any state of facts, events, conditions or occurrences which would constitute grounds for or the basis of any meritorious suit, action, arbitration, proceeding or investigation against or with respect to the Company.

                  3.22 Patents. Licenses and Trademarks. There are no (a) patents, patent applications, copyright registrations and applications, registered trade names, and trademark registrations and applications, either domestic and foreign, which are presently owned, filed or held by the Company and/or the Stockholder or any of the Company's directors, officers or employees and which in any way relate to or are used in the business of the Company; (b) licenses, either domestic and foreign, which are owned or controlled by the Company or the Stockholder and/or any of the Company's directors, officers or employees and which in any way relate to or are used in the business of the Company; or (c) franchises, licenses and/or similar arrangements granted to the Company by others and/or to others by the Company.

                  3.23 Transactions with Affiliates. Except as set forth on
Schedule 3.23, neither the Stockholder nor any of its Affiliates has been involved in any business relationship or arrangement with Company since December 31, 1997. No asset employed in the business of the Company is owned by, leased from or leased to the Stockholder or any of the Stockholder's Affiliates, or any officer or director of the Company, the Stockholder or any of the Stockholder's Affiliates. Company has not made any loans to, or entered into any other transaction with, any of its directors, officers, and employees outside of the ordinary course of business.

                  3.24 Bank Accounts. Annexed hereto as Schedule 3.24 is a correct and complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Company, with indication of all persons having signatory, access or other authority with respect thereto.

                  3.25 Environmental Matters.

                           (a) As used in this Section 3.25: (i) the term
"Environmental Laws" means all federal, state and local laws, statutes, regulations, permits, orders, ordinances, codes, rules and other governmental restrictions, requirements and duties, including common law, relating to the treatment, storage, disposal or release of air pollutants, water pollutants or processed waste water or otherwise relating to human health, the environment or hazardous substances, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act (including, without limitation, the Clean Air Act Amendments of 1990); the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and similar state laws, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect; (ii) the terms "hazardous substances", "release", "respond", "response", and all variations and derivatives thereof shall mean and include, without limitation, all radioactive materials, asbestos and asbestos-containing materials, PCB's, petroleum products and by-products, all solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health, and all substances defined or listed as "hazardous substances", "toxic substances", "hazardous waste", "toxic pollutants" in, or otherwise regulated under any Environmental Law, including, without limitation, the meanings ascribed to them in CERCLA.

                           (b) The Company has not received any notice which in
any instance (i) asserts or alleges any violation of applicable Environmental Laws on the part of the Company, (ii) asserts or alleges that the Company is required to clean up, remove or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (iii) asserts or alleges that the Company is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by the Company. The Company is not subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws. The Company has not been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws. The Company is not a participant in, nor does the Stockholder have actual knowledge of, any governmental investigation involving the Company Facility or any other real estate now or heretofore owned or leased by the Company.

                           (c) Neither the Company nor any other person, firm,
corporation or governmental entity has caused or permitted any hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate now or heretofore owned or leased by the Company, which materials, if known to be present, may reasonably be expected to require or authorize cleanup, removal or other remedial action under any applicable Environmental Laws.

                           (d) There are not now nor have there ever been, any
tanks or other storage facilities on, under or at any real estate now or heretofore owned or leased by the Company which contain or contained hazardous substances or other materials which, if known to be present in soils or ground water, may reasonably be expected to require or authorize cleanup, removal or other remedial action under any Environmental Laws.

                           (e) The Company has in full force and effect all
material permits, licenses and approvals required to be maintained under any Environmental Laws applicable to the Company or the Company Facility.

                           (f) The Stockholder is not aware of any monitoring
and testing equipment and records which are legally required to assess environmental compliance in accordance with Environmental Laws, and there are no conditions presently existing at any real estate currently occupied by the Company which would subject the Company to any damages, penalties, cleanup costs or other liability under Environmental Laws, or which may reasonably be expected to require cleanup, removal, remedial action or other response under any applicable Environmental Laws.

                  3.26 Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

                  3.27 Disclosure and Duty of Inquiry. Purchasers are not required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Stockholder in this Agreement. The Stockholder's representations and warranties herein shall not be affected by any information which may come to the attention of Purchasers during the course of any investigation heretofore or hereafter made.

                  3.28 Disclosure. No representation or warranty by Stockholder in this Agreement or in any certificate or document delivered or to be delivered to Purchasers pursuant hereto or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS.
         ------------------------------------------------

         Each Purchaser hereby represents and warrants to the Stockholder as follows:

                  4.1 Authorization of Agreement. Such Purchaser has the full legal right, power and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby.

                  4.2 Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

                  4.3 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by such Purchaser, nor compliance with the terms and provisions of this Agreement on the part of such Purchaser: (a) requires the issuance to such Purchaser of any authorization, license, consent or approval of any federal or state governmental agency, or (b) conflicts with or results in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which such Purchaser is a party, or by which such Purchaser is bound, or constitutes a default thereunder.

                  4.4 Purchase of Stock for Investment. Such Purchaser is acquiring ownership of the Stock for his own account, for investment purposes only, and not with a view to the resale or distribution thereof in violation of any applicable securities laws.

                  4.5 Disclosure and Duty of Inquiry. The Stockholder is not required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Purchasers in this Agreement. Purchasers' representations and warranties herein shall not be affected by any information which may come to the attention of the Stockholder during the course of any investigation heretofore or hereafter made.

         5. ADDITIONAL AGREEMENTS OF THE PARTIES.
         ----------------------------------------

                  5.1 Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Purchasers or the Stockholder under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by Purchasers, the Company and the Stockholder that (a) this Agreement, the Schedules hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (b) all financial information, business records and other non-public information concerning the Company or Purchasers which any of the Purchasers, the Company and the Stockholder or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by Purchasers, the Company and the Stockholder and their respective representatives, and shall not be disclosed to any person that is not associated or affiliated with any of Purchasers, the Company and the Stockholder and involved in the transactions contemplated hereby, without the prior written approval of the Stockholder or Purchasers, as applicable. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the Company or Purchasers.

         6. DELIVERIES AT THE CLOSING.
         -----------------------------

                  6.1 Deliveries by Stockholder. Concurrently herewith, Stockholder is delivering to Purchasers the following:

                           (a) Certified resolutions of the Board of Directors
and, if required, the shareholders of Stockholder in form reasonably satisfactory to counsel for Purchasers, authorizing Stockholder's execution, delivery and performance of this Agreement and all other actions to be taken by Stockholder hereunder;

                           (b) A certificate or telegram issued by the Secretary
of State of the State of California, evidencing the good standing of the Company in such jurisdiction as of a date not more than ten (10) calendar days prior to the Closing Date;

                           (c) Consents of (i) California Bank & Trust and
Manufacturers Bank, the senior secured lenders to the Company and the Stockholder (collectively, the "Senior Lenders") and Sirrom Capital Corporation and Pine Creek Capital Partners, L.P. (collectively, the "Subordinated Lenders"), and (ii) to the extent required under such Material Contract, any third party to a Material Contract binding upon the Company or the Stockholder, or (iii) any governmental authorities or agencies, to the extent such consent shall be required in connection with the consummation of the transactions contemplated by this Agreement;

                           (d) A release of Company from all obligations to the
Senior Lenders and Subordinated Lenders, including a release by the Senior Lenders of the pledge of the Stock and all liens on any of the assets of Company (including UCC-3 termination statements in a form suitable for filing with the California Secretary of State), including the termination of any lockbox arrangements with respect to the collection of Company's accounts receivable;

                           (e) Evidence satisfactory to Purchasers that (i) the
amount of the Lease Payable Obligations does not exceed $1,000,000 as of the Closing Date; and (ii) $25,000 advance to Stockholder in April, 1999 shall have been repaid by Stockholder or deducted from the Purchase Price;

                           (f) An assignment to Purchasers of Stockholder's
rights, if any, under Section 12 of the Stock Purchase Agreement dated as of January 28, 1998 between Stockholder and Werner Schulz and Carolyn Schulz, trustees ("Sellers");

                           (g) The written resignations, dated and effective on
the date hereof, of such of the officers and directors of the Company as may be requested by Purchasers;

                           (h) The opinion of Greenberg Traurig, counsel to
Stockholder;

                           (i) Executed copies of the Escrow Agreement and a
Notice of Security Interest in Deposit Account;

                           (j) Copies of all books and records with respect to
tax matters relating to any taxable period of the Company beginning prior to the Closing Date;

                           (k) Such certificates and documents as may be
necessary or appropriate to change the authorized signatories on all bank accounts and/or safe deposit boxes maintained by or in the name of the Company;

                           (l) Evidence satisfactory to Purchasers that
Stockholder has amended its federal and state consolidated tax returns in a manner satisfactory to Purchasers; and

                           (m) Minute books and stock records of Company.

                  6.2 Deliveries by Purchasers. Concurrently herewith, Purchasers are delivering to Company the following:

                           (a) The Purchase Price;

                           (b) Executed copies of the Escrow Agreement and a
Notice of Security Interest in Deposit Account; and

                           (c) The opinion of Messrs. Stern, Neubauer, Greenwald
& Pauly, counsel to Purchasers.

                 6.3 Cancellation of Certain Obligations. On the Closing Date
(a) each of the Stockholder and AB Plastics Corporation (a wholly-owned subsidiary of Stockholder) and all other Affiliates of the Stockholder or AB Plastics Corporation (other than the Company) shall be deemed to have canceled any and all debts, liabilities, intercompany receivables, and all other monetary obligations owed to any of them by the Company for all periods through and including the Closing Date, and (b) the Company shall be deemed to have canceled any and all debts, liabilities, intercompany receivables, and all other monetary obligations owed to the Company by the Stockholder, AB Plastics Corporation or any other Affiliate of Stockholder or AB Plastics Corporation (other than the Company).

         7. INDEMNIFICATION.
         -------------------

                  7.1 General.

                           (a) The Stockholder shall defend, indemnify and hold
harmless the Company and each Purchaser from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that the Company and/or Purchasers may incur, sustain or suffer (collectively "Purchasers Losses") as a result of any breach of, or failure by the Stockholder to perform, any of the representations, warranties, covenants or agreements of the Stockholder contained in this Agreement or in any Schedule(s) furnished by or on behalf of the Stockholder under this Agreement.

                           (b) The Purchasers shall jointly and severally
defend, indemnify and hold harmless the Stockholder from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that the Stockholder may incur, sustain or suffer (collectively, the "Stockholder Losses") as a result of any breach of, or failure by the Purchasers to perform, any of the representations, warranties, covenants or agreements of the Purchasers contained in this Agreement.

                           (c) Purchaser Losses or Stockholder Losses are
hereinafter referred to as "Losses", as they relate to the applicable party or parties in Sections 7.3 and 7.4 below.

                  7.2 Limitations on Certain Indemnity; Right Offset.

                           (a) Except with respect to any Purchasers Losses
involving fraud by the Stockholder, the Stockholder shall not be liable to Purchasers or the Company with respect to Purchaser Losses unless and until, and then only to the extent that, the aggregate amount of all Purchaser Losses shall exceed the sum of $75,000 (the "Basket"); provided that the Basket shall not be applicable to a breach of Section 3.7(f). The Stockholder shall thereafter be liable for all Purchaser Losses relating back to the first dollar, up to the aggregate amount of the Consideration set forth in Section 2.1 hereof.

                           (b) Duration of Indemnity for Breach of Warranty. The
Company and Purchasers shall be entitled to indemnification by the Stockholder for Purchaser Losses, and the Stockholder shall be entitled to indemnification by Purchasers for Stockholder Losses, only in respect of claims for which notice of claim shall have been given on or before the first anniversary of the Closing Date; provided that:

                                    (i) with respect to Purchaser Losses
relating to a breach of any warranties relating to tax matters covered by
Section 3.9 or environmental matters covered by Section 3.25 above, claims may be asserted at any time in the future, subject to any applicable statute of limitations; and

                                    (ii) neither Purchasers, the Company nor the
Stockholder shall be entitled to indemnification in the event that the subject claim for indemnification relates to a third-party claim and the prospective indemnified party (as the case may be) delayed giving notice thereof to such an extent as to cause material prejudice to the defense of such third-party claim.

                           (c) Rights of Offset. In the event that the Company
or Purchasers shall suffer or incur any Purchaser Losses which are established pursuant to a written settlement agreement, arbitrators' decision or judicial determination, the Company and Purchasers shall have the right (in addition to any and all other rights and remedies, all of which may be exercised separately or concurrently) to recover the amount of such Purchaser Losses by means of offset against any amounts in the Holdback Escrow.

                  7.3 Resolution of Disputes: Binding Arbitration.

                           (a) Whenever a claim shall arise for which any party
shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim and in any event within fifteen (15) days of the date a response may be due with respect to such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same.

                           (b) In the event that any dispute relating to
indemnification hereunder or otherwise involving the interpretation or application of this Agreement, any Schedule or Exhibit hereto or any other document delivered in connection herewith cannot be settled or compromised, as aforesaid, within twenty (20) days of receipt of the subject claim, either the indemnified party or the indemnifying party shall promptly thereafter submit the dispute to the American Arbitration Association in Santa Clara County, California for final and binding arbitration before a panel of three arbitrators (each of whom shall be reasonably experienced and qualified in commercial transactions), one of whom shall be selected by the indemnified party, one of whom shall be selected by the indemnifying party and the third of whom shall be selected by the other two arbitrators; all of which panel of arbitrators shall be selected within twenty (20) days of submission of such dispute to the American Arbitration Association. The parties shall use their collective best efforts to promptly schedule and conduct the hearings before such arbitrators, with a view toward concluding such arbitration proceedings not later than thirty
(30) days from the first submission of the dispute to arbitration. In addition to, and not in lieu of, arbitration as a means of dispute resolution hereunder, any party hereto shall have the right to seek specific enforcement of this Agreement, or other injunctive or equitable relief or remedy before any court of competent jurisdiction.

                           (c) In connection with any arbitration pursuant to
this Section 7.3, the arbitrators shall, as part of their award, allocate the fee of the American Arbitration Association, the cost of any transcripts, and the parties' reasonable attorneys' fees, based upon and taking into account the arbitrators' determination of the merits and good faith of the parties' claims and defenses in the subject proceeding.

                           (d) The decision and award of the arbitrators shall
be final and binding upon the parties hereto and shall be enforceable in any court of competent jurisdiction, including any federal or state court in California.

                           (e) Any rights of indemnification established by
reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be satisfied by the indemnifying party in such amount as shall be necessary to satisfy all applicable Losses determined in accordance with such settlement and compromise, or by final nonappealable order or judgment of the applicable judicial or arbitration panel.

                  7.4 Defense and Settlement. In connection with the defense of any third party claims for which claims for indemnification have been made hereunder, each party will provide reasonable access to its and the Company's books and records as and to the extent required for the proper defense of such third party claim. Neither party shall consent to any settlement or purport to bind any other party to any settlement without the written consent of the other party.

                  7.5 Working Capital. Notwithstanding Sections 7.3 and 7.4 hereof, determination of Purchaser Losses with respect to Section 3.7(f) shall be governed by this Section 7.5. Within ninety (90) days after the Closing Date, if Purchasers determine that the Working Capital as of the Closing Date is less than $2,350,000, Purchasers shall prepare and deliver to Stockholder supporting calculations which shall be consistent with Exhibit "C" (the "Purchasers' Proposed Calculations"). Within fifteen (15) days after receipt of Purchasers' Proposed Calculations, the Stockholder shall notify Purchasers of the Stockholder's agreement or disagreement with Purchasers' Proposed Calculations. If the Stockholder does not so notify Purchasers within such fifteen (15) day period, Purchasers' Proposed Calculations shall be deemed accepted by the Stockholder. If, however, the Stockholder disagrees with Purchasers' Proposed Calculations, and Purchasers do not accept the Stockholder's proposed alternative calculations consistent with Exhibit "C" (the "Stockholder's Proposed Calculations"), then the Stockholder and Purchasers shall negotiate in good faith to resolve the remaining disputed items (the "Remaining Disputed Items"). In the event that the Stockholder and Purchasers do not resolve the Remaining Disputed Items within fifteen (15) days after the date of Purchasers' rejection of the Stockholder's Proposed Calculations, the Stockholder and Purchasers shall engage Ernst & Young (the "Independent Accounting Firm") to resolve the Remaining Disputed Items within thirty (30) days after the date of its engagement by conducting its own review of the Remaining Disputed Items and thereafter selecting either Purchasers' Proposed Calculations of the Remaining Disputed Items, or the Stockholder's Proposed Calculations of the Remaining Disputed Items, or an amount in between the two. Each of Purchasers and Stockholder agrees that it shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by Purchasers and one-half by the Stockholder. If the Working Capital as adjusted pursuant to this
Section is less than $2,350,000, the difference shall be a Purchaser Loss for purposes of Section 7.1.

         8. COSTS.
         ---------

                  8.1 Finder's or Broker's Fees. Each Purchaser (on the one hand) and the Stockholder (on the other hand) represent and warrants that neither it nor any of their respective Affiliates dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of the transactions contemplated hereby.

                  8.2 Closing Expenses. Each Purchaser and the Stockholder shall each pay all of their own respective professional fees and other costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, that nothing herein contained shall be deemed to prohibit the payment by the Company of professional fees and other costs and expenses incurred or to be incurred by the Company in the continuing course of its business.

         9. POST-CLOSING COVENANTS.
         --------------------------

                  9.1 Income Taxes.

                           (a) Post-Closing Audits. In the event of any
investigation or audit with respect to any tax report or tax return of the Company for any period prior to the Closing Date, Purchasers shall cause the Company to give prompt written notice thereof to the Stockholder. Similarly, in the event that the Stockholder shall be apprised of any such investigation or audit prior to the Company being apprised thereof, the Stockholder shall give prompt written notice thereof to the Company, and shall permit the Company and its representatives to participate therein and receive copies of all notices and communications in connection therewith. The Stockholder shall not enter into any settlement of any such investigation or audit unless such settlement shall be approved in writing by the Purchasers and the Company. Neither the Purchasers nor the Company shall enter into any settlement of any such investigation or audit which could reasonably be expected to result in any reduction in net operating loss carryforwards or carrybacks, tax, penalty, interest, cost or other liability to Stockholder without, in each such instance, the prior approval of the Stockholder. In connection with any such investigation or audit, each party shall be responsible for its own costs and expenses, except to the extent otherwise agreed to in any written agreement hereafter entered into and signed by the party to be charged therewith.

                           (b) Retention of Records. Stockholder agrees (a) to
retain all original books and records with respect to any taxable period of the Company beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the Purchasers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchasers so request, the Stockholder shall allow Purchasers to take possession of such books and records.

                           (c) Tax Sharing Agreements. Any tax sharing agreement
between Stockholder and Company is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                           (d) Taxes of Other Persons. Stockholder agrees to
indemnify Purchasers from and against the entirety of any Losses the Purchasers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for taxes of any Person other than the Company (i) under Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                           (e) Returns for Periods Through the Closing Date.
Stockholder will include the income of the Company on the Stockholder's consolidated federal and state income tax returns for all periods through the Closing Date for which consolidation is required and pay any federal and state income taxes attributable to such income. The Company will furnish tax information to Stockholder for inclusion in Stockholder's consolidated income tax returns for the period which includes the Closing Date. Stockholder will allow the Purchasers an opportunity to review and comment upon such tax returns (including any amended returns) to the extent that they relate to the Company that would adversely affect the Company after the Closing Date. Stockholder agrees to provide Purchasers with a copy of Stockholder's consolidated federal income tax return for the year ended October 31, 1999 in order to permit Purchasers to calculate any losses allowable to the Company. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the close of business on the Closing Date.

                           (f) Amendment of Company Income Tax Returns. The
Company shall not, nor shall either the Stockholder nor the Purchasers permit the Company to, amend its federal or state income tax returns for any tax period during which the capital stock of the Company was owned by the Stockholder or the Purchasers or (if within the applicable statute of limitations for imposing a State of California income tax, interest or penalties on Stockholder) prior thereto, without, in each such instance, the prior written approval of the other party hereto, which approval shall not be unreasonably withheld or delayed.

                  9.2 Further Assurances. From time to time from and after the Closing Date, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, instruments, certificates and other documents, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

         10. FORM OF AGREEMENT.
         ----------------------

                  10.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

                  10.2 Entire Agreement; Waivers. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the Schedules and Exhibits hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  10.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. PARTIES.

                  11.1 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                  11.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the day after the date sent by recognized overnight courier service with all charges prepaid or billed to the account of the sender, (c) three (3) days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, or (d) when sent by facsimile transmission, to the party being notified at its address or facsimile number set forth below or such other address or facsimile number as any party hereto shall subsequently notify all other parties hereto in writing:

                           (i) If to Stockholder:

                                 Compass Plastics & Technologies, Inc.
                                 15730 South Figueroa Street
                                 Gardena, California 90248
                                 Attention:  President
                                 fax no. (310) 523-9859

                               with a copy to:

                                 Greenberg Traurig
                                 200 Park Avenue - 15th Floor
                                 New York, New York 10166
                                 Attention: Stephen A. Weiss, Esq.
                                 fax no. (212) 801-6400

                           (ii) If to the Purchasers:

                                 Daniel P. Flamen
                                 Timothy E. Howard
                                 485 Ramona Street
                                 Palo Alto, California 94301
                                 fax no. (650) 328-8301

                               with a copy to:

                                 Stern, Neubauer, Greenwald & Pauly
                                 1299 Ocean Avenue, Tenth Floor
                                 Santa Monica, California 90401
                                 Attention: Donald E. Karl, Esq.
                                 fax no. (310) 395-5961

or to such other address as either party shall have specified by notice in writing given to the other party.

         12. MISCELLANEOUS.
         ------------------

                  12.1 Amendments and Modifications. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

                  12.2 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                  12.3 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other agreements, written or oral, between the parties with respect thereto.

                  12.4 Governing Law: Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 7.3 above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in Santa Clara County, California, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties, claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

         IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

         Stockholder:                     COMPASS PLASTICS & TECHNOLOGIES, INC.



                                          By: /s/  Michael A. Gibbs
                                              ----------------------------------
                                              Michael A. Gibbs, President

         Purchasers:



                                          /s/ Daniel P Flamen
                                          --------------------------------------
                                          DANIEL P. FLAMEN



                                          /s/ Timothy E. Howard
                                          --------------------------------------
                                          TIMOTHY E. HOWARD